June 7, 2005

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Registration Statement of Wako Logistics Group, Inc. on Form SB-2 of our report dated May 6, 2005, on our audit of the financial statements of Kay O’Neill (USA) LLC, which include balance sheets at March 31, 2005 and March 31, 2004, and the related statements of income and retained earnings and statements of cash flows for the years ended March 31, 2005 and March 31, 2004.

We also consent to the reference to our firm under the caption “Interest of Named Experts” in this Registration Statement.

/s/ Blackman Kallick Bartelstein, LLP

Blackman Kallick Bartelstein, LLP

Certified Public Accountants
Chicago, Illinois